                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


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
                                            PREDECESSOR COMPANIES
                                                  (COMBINED)                                     THE COMPANY
                                   ----------------------------------------                     (CONSOLIDATED)
                                                                   EIGHT       ------------------------------------------------
                                                                  MONTHS       FOUR MONTHS                    SIX MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,        ENDED          ENDED        YEAR ENDED         JUNE 30,
                                   --------------------------   AUGUST 25,     DECEMBER 31,   DECEMBER 31,   ------------------
                                    1991      1992      1993       1994            1994           1995        1995       1996
                                   ------    ------    ------   -----------    ------------   ------------   -------    -------
Earnings
Net income (loss)................. $5,117    $3,631    $2,141     $  (235)        $1,917        $ 11,063     $ 3,971    $ 8,739
Add back:
    Taxes.........................  1,869     1,189      (331)       (399)         2,239          10,870       4,500       9367
    Extraordinary item............                                                                                        2,256
                                   ------    ------    ------   -----------       ------      ------------   -------    -------
Earnings..........................  6,986     4,820     1,810        (634)         4,156          21,933       8,471     20,362
    Interest on indebtedness......  1,445     1,339     1,808       1,142          2,557          15,154       5,437      7,635
    Amortization of expense on
      debt..                                                                                       1,006         252        473
    Interest portion of rental
      charges..                       199       373       413         290             87             602         207        580
                                   ------    ------    ------   -----------       ------      ------------   -------    -------
Earnings as adjusted.............. $8,630    $6,532    $4,031     $   798         $6,800        $ 38,695     $14,367    $29,050
                                   ======    ======    ======   ==========     ============   ============   =======    =======
Fixed charges:
    Interest on indebtedness...... $1,445    $1,339    $1,808     $ 1,142         $2,557        $ 15,154     $ 5,437    $ 7,635
    Amortization of expense on
      debt........................                                                                 1,006         252        473
    Interest portion of rental
      charges.....................    199       373       413         290             87             602         207        580
                                   ------    ------    ------   -----------       ------      ------------   -------    -------
Total Fixed Charges............... $1,644    $1,712    $2,221     $ 1,432         $2,644          16,762       5,896      8,688
                                   ======    ======    ======   ==========     ============
Pro forma interest savings related
  to Preferred Securities.........                                                                (4,209)     (1,272)    (1,816)
Pro forma incremental deferred
  financing costs related to
  Preferred Securities............                                                                    76          52         69
Total fixed charges, pro forma....                                                              $ 12,630     $ 4,677    $ 6,941
                                                                                              ============   =======    =======
Ratio of earnings to fixed
  charges.........................   5.25x     3.82x     1.82x                      2.57x           2.31x       2.44x      3.34x
                                   ======    ======    ======                  ============   ============   =======    =======
Deficiency of earnings to fixed
  charges.........................                                $   634
                                                                ==========
Pro forma ratio of earnings to
  fixed
  charges.........................                                                                  3.06x       3.07x      4.19x
                                                                                              ============   =======    =======
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